EXHIBIT 10.4
NUVEEN INVESTMENTS, LLC
EMPLOYEES’
401(k)/PROFIT-SHARING PLAN
(As Amended and Restated Effective January 1, 2007)

i

ii

iii

NUVEEN INVESTMENTS, LLC
EMPLOYEES’
401(k)/PROFIT-SHARING PLAN
(As Amended and Restated Effective January 1, 2007)
ARTICLE I.
NAME, CHARACTER AND PURPOSE OF PLAN
     1.1. Name. This document is an amendment, restatement and continuation of the plan formerly known as the “John Nuveen & Co. Incorporated Employees’ Profit-Sharing Plan,” and is effective as of January 1, 2007 (except as otherwise indicated within this document). The Plan provides a vehicle under which Participants may save for retirement on a tax-advantaged basis and under which the Employer may share profits with Employees by making contributions from its profits to the Trust for the exclusive benefit of Participants or their Beneficiaries.
     1.2. History. The Plan is the successor to the John Nuveen & Co. Incorporated Profit-Sharing Trust, which was created effective as of December 22, 1941, amended as of July l, l970 and December 3l, l974 and succeeded to the John Nuveen Pension Fund established in l936. At all times since, it has been administered continuously. Effective January 1, 1997, the Plan was amended and restated to add a Code Section 401(k) cash or deferred arrangement. The Rittenhouse Companies 401-K Plan (hereinafter the “Rittenhouse Plan” was merged into the Plan effective as of January 1, 2002, with the merged Plan known as the Nuveen Investments Employees’ 401(k)/Profit-Sharing Plan. Pursuant to a Written Consent of Sole Member dated January 31, 2003, the name of the Plan was changed to the Nuveen Investments, LLC Employees’ 401(k)/Profit-Sharing Plan to reflect a change in Nuveen’s form of business organization and name from a Delaware corporation to a Delaware limited liability company. Effective January 1, 2007, the Plan was amended and restated to provide for, among other things, automatic enrollment of new Participants, and to allow Participants to designate some or all of their Elective Deferral Contributions as Roth Deferral Contributions, which are included in gross income at the time of deferral, rather than traditional, pre-tax elective contributions.
     1.3. Qualified Plan. The Plan and Trust are intended to satisfy the requirements of the Internal Revenue Code of 1986, as amended, so that the Plan will be a qualified Plan and the Trust will constitute a qualified trust within the meaning of Code Sections 401(a) and 501(a), respectively. The Plan allows the acquisition and holding of employer securities, and is intended to be an “eligible individual account plan” for purposes of ERISA.
     1.4. Application. The provisions of the amended and restated Plan shall apply only to Employees who terminate employment on or after the Restatement Date and their Beneficiaries. The rights and benefits, if any, of a former Employee or his or her Beneficiary who are or will be receiving benefits under the Plan shall be determined in accordance with the provisions of the Plan in effect on the date his or her employment terminated.

ARTICLE II.
DEFINITIONS
     2.1. “Accounts” means all the accounts maintained for a particular Participant, including, as applicable, the Employer Profit-Sharing Contribution Account, the Elective Deferral Contribution Account, Roth Deferral Contribution Account, the Employer Matching Contribution Account and the Rollover Account.
     2.2. “Actual Contribution Percentage” means, with respect to each Employee who is eligible to participate under Section 3.1, the percentage represented by the Employer Matching Contributions on behalf of the Employee for the Plan Year divided by the Compensation received by the Employee for the Plan Year. However, Employer Matching Contributions that are taken into account under Section 2.3 shall not be included in the computation of the Actual Contribution Percentage. The Plan Administrator may elect for each Plan Year to treat Elective Deferral Contributions allocated to a Participant as Employer Matching Contributions in computing the Actual Contribution Percentage.
     2.3. “Actual Deferral Percentage” means, with respect to each Employee who is eligible to participate under Section 3.1, the percentage represented by his or her Elective Deferral Contributions for the Plan Year, divided by the Compensation received by the Employee for the preceding Plan Year (for a Non-Highly Compensated Employee) or by the Compensation received for the current Plan Year (for a Highly Compensated Employee). The Plan Administrator may elect for each Plan Year to treat any portion of that Plan Year’s Employer Matching Contributions that may be treated as “qualified matching contributions” under Code Section 401(k), and which were allocated to a Participant as Employer Matching Contributions, as Elective Deferral Contributions in computing the Actual Deferral Percentage. Any Catch-up Contributions made pursuant to Section 5.1(b) will be disregarded for purposes of determining the Actual Deferral Percentage.
     2.4. “Beneficiary” means any person designated by a Participant pursuant to Section 9.4 to receive benefits under the Plan in the event of the Participant’s death.
     2.5. “Break in Service” means a Plan Year for which an Employee or Participant is credited with fewer than 501 Hours of Employment. Solely for purposes of determining whether a Break in Service has occurred, a Participant will be treated as completing up to, but not more than, 501 Hours of Employment during a period in which the Participant was on a leave of absence caused by pregnancy, birth of a child, adoption of a child, or care for a child during the period immediately following the birth or adoption of the child. The total Hours of Employment used to determine whether a Break in Service for such leave has occurred shall not exceed 50l. Hours of Employment so used shall apply to the year in which the permitted leave began if necessary to prevent a Break in Service, or, if the Participant completed more than 500 Hours of Employment in such year, then the Hours of Employment shall apply to the following year.
     2.6. “Catch-up Contributions” means additional Elective Deferral Contributions made by a Participant aged 50 or older during the Plan Year pursuant to Code Section 414(v) and

Section 5.1(b). Catch-up Contributions will be referred to and administered as Elective Deferral Contributions, except as otherwise provided in the Plan.
     2.7. “Code” means the Internal Revenue Code of l986, as amended.
     2.8. “Committee” means the Profit-Sharing and Retirement Plan Committee.
     2.9. “Compensation” means base compensation received from an Employer for a Plan Year which is treated as wages on Form W-2 for federal income tax purposes, plus amounts which are not included in income under Code Sections 125, 132(f)(4), 402(e)(3) and 457, but excluding bonuses, overtime, incentive pay, reimbursements and expense allowances, monthly expenses, and other fringe benefits, deferred compensation and welfare benefits. Not more than $225,000 for 2007 (as adjusted under Code Section 401(a)(17)(B)) of Compensation shall be taken into account for purposes of determining contributions for any Participant in any Plan Year.
     2.10. “Elective Deferral Agreement” means an agreement between a Participant and his or her Employer described in Section 5.1.
     2.11. “Elective Deferral Contribution Account” means the account maintained for a Participant’s Elective Deferral Contributions (except for Roth Deferral Contributions), as adjusted under Article VII for earnings, losses, changes in market value, fees, expenses and distributions, if any.
     2.12. “Elective Deferral Contributions” means amounts contributed to the Plan on behalf of a Participant under his or her Elective Deferral Agreement under Article V, including pursuant to automatic enrollment under Section 5.1(c). Elective Deferral Contributions are intended to qualify as “salary reduction” contributions under Code Section 401(k).
     2.13. “Employee” means any person who is employed by an Employer, as determined under general common law principles, and who is on the payroll of the Employer or a Related Business, other than (i) a “leased employee,” (ii) a “summer intern,” as determined by the Committee, (iii) an “off-shift hourly employee,” as determined by the Committee; or (iv) a person who is rendering services solely as a corporate director or as a self-employed person. An individual who is not reported as a common law employee on the applicable payroll records, such as an independent contractor, is excluded from this definition during such period of classification. An individual will not be retroactively deemed an Employee for purposes of participating in the Plan, even if a court or administrative agency determines that such individual is a common law employee and not an independent contractor for all or any portion of the period during which such individual was excluded from participation in the Plan.
     For purposes of this Section, “leased employee” means any person (other than a common-law employee of an Employer or Related Business) who, under an agreement between an Employer or Related Business and any other person (the “leasing organization”), has performed services for the Employer or Related Business (or for such entity and related persons (determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one year, provided that the services are performed under the primary direction or control of the Employer or Related Business.
     2.14. “Employer” means, as the context requires, either jointly or severally, Nuveen and, subject to Section 13.7, each entity which is, with respect to Nuveen, a Related Business.
     2.15. “Employer Matching Contribution Account” means the account maintained for the Employer Matching Contributions made on a Participant’s behalf under Section 6.1, as adjusted under Article VII for earnings, losses, changes in market value, fees, expenses, and distributions, if any.
     2.16. “Employer Matching Contributions” means the contributions made by an Employer under Section 6.1.
     2.17. “Employer Profit-Sharing Contribution Account” means the account maintained for the Employer Profit-Sharing Contributions made on a Participant’s behalf under Section 4.3, as adjusted under Article VII for earnings, losses, changes in market value, fees, expenses and distributions, if any.
     2.18. “Employer Profit-Sharing Contributions” means the contributions made by an Employer under Section 4.3.
     2.19. “Fiduciaries” means Nuveen, the Committee, the Trustee, and any other “fiduciary” within the meaning of ERISA, but only to the extent of the specific responsibilities of each for Plan and Trust administration, as described and allocated in Section 10.l.
     2.20. “5% Owner” means a Participant who is a more-than-5% shareholder of an Employer which is a corporation, or a person with a more-than-5% capital or profits interest in an Employer which is not a corporation. A Participant’s ownership in an Employer will be determined under the rules of Code Section 318.
     2.21. “415 Compensation” means a Participant’s compensation, as determined under Treasury Regulations § 1.415-2(d), and shall also include amounts which are not included in income under Code Sections 125, 132(f)(4), 402(e)(3) and 457.
     2.22. “Highly Compensated Employee” means any Employee who:
(a)	was a 5% Owner at any time during the current or prior Plan Year; or

(b)	for the preceding Plan Year:
(i)	had 415 Compensation from the Employer of more than $100,000 for 2007 (as adjusted under Code Section 414); and

(ii)	if the Employer elects for the preceding Plan Year, was in the top-paid group of Employees for the preceding Plan Year.

     An Employee is in the top-paid group of Employees for any year if such Employee is in the group consisting of the top 20% of Employees (ranked by 415 Compensation).
     2.23. “Hour of Employment” means each hour for which an Employee is paid or entitled to payment by an Employer for performance of duties or on account of a period during which no duties are performed due to vacation, holiday, illness, incapacity, paid layoff, jury duty, military duty or other leave of absence authorized by an Employer under its standard personnel practices, administered in a uniform and nondiscriminatory manner, and each hour for which back pay is either awarded or agreed to by the Employer. Special rules for crediting Hours of Employment during a period in which the Employee performs no services for the Employer are found in Department of Labor Regulations §§ 2530.200b-2(b) and (c), which are herein incorporated by reference. Hours of Employment shall be credited to an Employee with respect to the employment periods to which they relate, rather than to the periods in which payment is actually made. Hours of Employment shall be credited to an Employee on the basis of semi-monthly payroll periods; an Employee will be credited with 95 Hours of Employment for each semi-monthly payroll period for which the Employee would be required to be credited with at least one Hour of Employment under Department of Labor Regulations §§ 2530.200b-2(b) and (c).
     Notwithstanding any provision of the Plan to the contrary, Hours of Employment shall be credited to an Employee with respect to his or her qualified military service in accordance with Code Section 414(u) and any Treasury Regulations or other official guidance issued under that Section.
     2.24. “Net Income Before Tax” means net income or loss of the Employer as computed by its accounting staff and subsequently verified by the Employer’s certified public accountants before providing for contributions under this Plan and before providing for federal income taxes.
     2.25. “Nuveen” means Nuveen Investments, LLC (formerly known as John Nuveen & Co. Incorporated), a Delaware limited liability company, or any successor which assumes the role of the sponsoring employer of this Plan.
     2.26. “Participant” means any Employee who is participating in the Plan under the provisions of Section 3.l.
     2.27. “Plan” means the Nuveen Investments, LLC Employees’ 401(k)/Profit-Sharing Plan, as set forth by this document or as subsequently amended.
     2.28. “Plan Year” means the calendar year.
     2.29. “Regular Deferral Contributions” means Elective Deferral Contributions made on behalf of a Participant pursuant to Section 5.1(a) that are not includible in the Participant’s gross income at the time deferred.

     2.30. “Remainder” means the forfeited, non-vested portion of the account of any Participant who has incurred a Break in Service and terminated employment with the Employer.
     2.31. “Related Business” means any corporation, partnership, proprietorship or other entity which, along with an Employer, is a member of a “controlled group of corporations,” a group of trades of businesses (whether or not incorporated) under common control or an “affiliated service group,” as described in Code Section 414(b), (c) or (m), respectively, or which is required to be aggregated with an Employer under regulations issued under Code Section 414(o).
     2.32. “Restatement Date” means January l, 2007.
     2.33. “Rollover Account” means the account maintained for a Participant for amounts (except for transfers of “designated Roth contributions” as defined in Code Section 402A) rolled over or transferred to the Plan with respect to that Participant from another qualified plan under Section 3.2, after adjustments for earnings, losses, changes in market value, fees, expenses and distributions, if any.
     2.34. “Rollover Amount” means any amount received by a Participant that is described in Code Sections 402(c)(4), 403(a)(4), 403(b)(8)(A), 408(d)(3) or 457(e)(16).
     2.35. “Roth Deferral Contributions” means Elective Deferral Contributions made on behalf of a Participant pursuant to Section 5.1(a) that: (1) are includible in the Participant’s gross income at the time the Participant would have received such amount in cash if he or she had not made such deferral election; (2) have been irrevocably designated as Roth contributions by the Participant in his or her Elective Deferral Agreement; and (3) are being made in lieu of all or a portion of the pre-tax Elective Deferral Contributions that the Participant is otherwise eligible to make under the Plan.
     2.36. “Roth Deferral Contribution Account” means the account maintained for a Participant’s Roth Deferral Contributions, and “designated Roth contributions” (as defined in Code Section 402A) received as a rollover, as adjusted under Article VII for earnings, losses, changes in market value, fees, expenses and distributions, if any.
     2.37. “Service” shall be computed as follows:
(a)	For purposes of eligibility to receive allocations of Profit-Sharing Contributions under Section 4.3, an Employee shall be credited with a year of Service if he or she is credited with at least 1,000 Hours of Employment in an “eligibility computation period.” An Employee’s initial eligibility computation period is the one-year period beginning on the date he or she is first credited with an Hour of Employment. If needed, an Employee’s subsequent eligibility computation periods are Plan Years, beginning with the Plan Year which begins during his or her initial eligibility computation period. If a former Participant described in paragraph (c) below is reemployed, his or her initial eligibility computation period will begin on the first date following his or her reemployment when he or she is credited with an Hour of Employment.

(b)	For purposes of vesting under Article VIII, a Participant shall be credited with a year of Service if he or she is credited with at least 1,000 Hours of Employment in a Plan Year, including Plan Years in which he or she was an Employee before he or she became a Participant.

(c)	If a Participant who has not made any Elective Deferral Contributions, and whose vested percentage under the Plan is otherwise 0%, terminates employment and then experiences the greater of: (1) five consecutive Breaks in Service; or (2) the number of consecutive Breaks in Service that are equal to the aggregate number of his or her years of Service that occurred before such Breaks in Service, then such former Participant’s prior Service credit under paragraphs (a) and (b) above will not be taken into account for purposes of determining the vested percentage of the Participant’s benefits that are accrued after such Breaks in Service.

(d)	If a Participant who has made any Elective Deferral Contributions, and/or whose vested percentage under the Plan is otherwise greater than 0%, terminates employment and is reemployed as an Employee before experiencing the greater of: (1) five consecutive Breaks in Service; or (2) the number of consecutive Breaks in Service that are equal to the aggregate number of his or her years of Service that occurred before such Breaks in Service, then such reemployed Participant’s prior Service credit under paragraphs (a) and (b) above will be taken into account for purposes of determining the vested percentage of the Participant’s benefits that are accrued after such Breaks in Service.

(e)	For all purposes of this Section 2.37, Service shall be calculated using all Hours of Employment performed for the Employer and any Related Business.

(f)	If a leased employee (as defined in Section 2.13) becomes an Employee, his or her service with an Employer or a Related Business while a leased employee shall be included for purposes of computing his or her Hours of Employment and continuous Service under the Plan, to the same extent as actual Service with the Employer or Related Business.

(g)	If an off-shift hourly employee, who was not an “Employee” under Section 2.13, later becomes an Employee, his or her service with an Employer or a Related Business while he or she was an off-shift hourly employee shall be included for purposes of computing his or her Hours of Employment and continuous Service under the Plan, to the same extent as actual service with the Employer or Related Business.
     2.38. “Settlement Date” means the date as of which payment of a Participant’s Accounts shall be made or begin. A Participant’s Settlement Date will occur as soon as practicable after his or her termination of employment (for any reason), unless the Participant elects to defer his or her Settlement Date under Section 9.1(b), but in no event later than April 1 of the calendar year following the later of the calendar year in which the Participant attained age 70 1/2 or the calendar year in which his or her termination of employment occurred. If the Participant is a 5% Owner with respect to the calendar year in which he or she attained age 70 1/2, his or her Settlement Date cannot be later than April 1 of the calendar year following the calendar year in which he or she attained age 70 1/2.
     2.39. Top-Heavy Plan Definitions:
(a)	“Determination Date” means, for purposes of determining whether the Plan is Top-Heavy for a particular Plan Year, the last day of the preceding Plan Year.

(b)	“Key Employee” means any Employee or former Employee (including a deceased Employee) who at any time during the Plan Year that includes the Determination Date was:
(i)	An officer of an Employer who receives as compensation for the year more than $130,000 (as adjusted under Code Section 416(i)(1) for Plan Years beginning after December 31, 2002);

(ii)	An Employee owning (or considered as owning within the meaning of Code Section 318) more than 5% of the outstanding stock of the Employer or stock possessing more than 5% of the total combined voting power of all stock of the Employer; or

(iii)	An Employee who receives as compensation for the year from the Employer more than $l50,000 and who would be described in subparagraph (ii) immediately above if “l%” were substituted for “5%.”

For purposes of applying Code Section 318 to the provisions of this subsection (c), Code Section 318(a)(2)(C) shall be applied by substituting “5%” for “50%.” In addition, Code Section 414(b), (c) and (m) shall not apply for purposes of determining ownership percentages in an Employer under this paragraph (c). For purposes of determining Key Employees, “compensation” means 415 Compensation. The determination of who is a Key Employee will be made in accordance with Code Section 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.
(c)	“Non-Key Employee” means any Employee (including a Beneficiary of such Employee, if that Beneficiary is a Participant) who is not a Key Employee.

(d)	For purposes of this Section and Article XV, the terms “Required Aggregation Group” and “Permissive Aggregation Group” have the following meanings:

(i)	“Required Aggregation Group” means a group of plans consisting of (A) each plan of the Company in which a Key Employee is a participant, and (B) each other plan of the Company which enables any plan described in (A) to meet the requirements of Code Section 401(a)(4) or 410; and

(ii)	“Permissive Aggregation Group” means the Required Aggregation Group described in (i) plus any other plan of the Company not required to be included in the Required Aggregation Group, but which is designated by the Company as being part of such group if such group would continue to meet the requirements of Code Sections 401(a)(4) and 410 with such plan being taken into account.
(e)	“Top-Heavy Plan” or “Top-Heavy” shall refer to the Plan if, as of any Determination Date, the aggregate of the accrued benefits of Key Employees who are Participants under the Plan (including accrued benefits under any other Plan aggregated with the Plan under the following subparagraph) exceeds 60% of the aggregate of the Accounts of all Employees under the Plan, as determined in accordance with the provisions of Code Section 4l6(g). For this purpose, Employees and Key Employees shall include only such individuals who performed services for an Employer during the one-year period ending on the Determination Date. The present value of accrued benefits of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under the following subparagraph during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under the following subparagraph. In the case of a distribution made for a reason other than a Retirement Date, death, or Permanent Disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

The determination of whether the Plan is Top-Heavy shall be made after aggregating all other tax-qualified plans of the Employer in which a Key Employee participates or which enable any such tax-qualified plan to satisfy the requirements of Code Sections 401(a)(4) and 410, to the extent such aggregation is required by Code Section 416(g)(2), and after aggregating any other such plan of the Employer which may be taken into account under the permissive aggregation rules of Code Section 416(g)(2)(A)(ii) if such permissive aggregation thereby eliminates the Top-Heavy status of any plan within such Permissive Aggregation Group. In determining the accrued benefit of any Employee under any defined benefit plan which is aggregated under this subparagraph, the accrual method used shall be the actual accrual method used under all such plans of the Employer.

Any Catch-up Contributions with respect to the current Plan Year are disregarded for purposes of Code Section 416, but Catch-up Contributions made in prior Plan

Years are included in the Account balances used to determine whether the Plan is Top-Heavy.
     2.40. “Trust Fund” or “Trust” means the fund presently held by the Trustee to which all contributions pursuant to this Plan will be made and out of which all benefits payable pursuant to this Plan will be provided, and shall include all contributions by the Employer and Participants and all investments thereof and accumulated earnings thereon.
ARTICLE III.
PARTICIPATION
     3.1. Dates of Participation.
(a)	Each Employee who was a Participant in the Plan on the Restatement Date will continue to be a Participant in the Plan after the Restatement Date, provided he or she continues to be an Employee.

(b)	Each Employee who was not a Participant on the Restatement Date will become a Participant hereunder on the first day of the first payroll period beginning after the later of:
(i)	the Employee’s date of hire by an Employer; or

(ii)	the date the Employee attains age 21.
(c)	A Participant’s status as such will, for purposes of receiving contributions or allocations under Articles IV, V and VI, cease upon termination of employment, but such a person shall continue to be a Participant for all other purposes of the Plan until he or she has received all payments to which he or she is entitled under the Plan.
     3.2. Rollover Amount. Any Employee who becomes a Participant pursuant to Section 3.l may file a written application with the Committee requesting that the Trustee accept a Rollover Amount from such Participant. The Committee, in its sole discretion, shall determine whether the amount in question is a Rollover Amount and whether the Participant shall be permitted to contribute it to the Trust. Any written application filed pursuant to this Section shall set forth the amount of such Rollover Amount and a statement, satisfactory to the Committee, that such contribution constitutes a Rollover Amount, and the Committee may request such other information as is necessary to implement this Section. Rollover Amounts shall be accepted in cash only. In the event the Committee permits a Participant to contribute a Rollover Amount, such Rollover Amount shall become part of the Trust Fund and shall be maintained in a separate, fully-vested Rollover Account.
     Any rollover of “designated Roth contributions,” as defined in Code Section 402A, must be delivered directly to the Trustee by the trustee or plan administrator of the distributor plan (a “direct rollover”). Such Roth Rollover Amount must be accompanied by, in addition to any information or documentation required by the Plan Administrator for Rollover Amounts generally, a statement of the plan administrator of the transferring plan indicating either the first year of the five-taxable-year period of participation with respect to such account and the portion of the distribution that is attributable to investment in the contract under Code Section 72, or that the distribution is a qualified distribution. Notwithstanding anything in this Plan to the contrary, a direct rollover from a designated Roth account shall be credited to the Participant’s Roth Deferral Contribution Account.
ARTICLE IV.
EMPLOYER PROFIT-SHARING CONTRIBUTIONS
     4.1. Profit-Sharing Contribution Formula. Subject to all rights herein reserved to it with respect to alteration, amendment, interruption or discontinuance of the Plan, Nuveen may pay to the Trustee a Profit-Sharing Contribution for each Plan Year. The amount of such contribution (if any) shall be in the sole discretion of Nuveen, but shall not exceed the maximum amount that would be allowable to Nuveen as an income tax deduction for such Plan Year under the then-applicable provisions of the Code. In no event shall the amount of any Profit-Sharing Contribution be such as to reduce Nuveen’s Net Income Before Tax from a profit to a loss position. Nuveen shall not be obligated to make any Profit-Sharing Contribution for any Plan Year, regardless of the size of Nuveen’s Net Income Before Tax in a particular year.
     The Profit-Sharing Contribution (if any) shall be payable as of the last day of each Plan Year and shall be paid to the Trustee not later than the deadline prescribed by law for the filing of Nuveen’s federal income tax return for such Plan Year (including extensions thereof).
     4.2. Statements. Nuveen shall, at or before the later of the time of making its Profit-Sharing Contribution for any Plan Year, or of filing its federal income tax return for such year, deliver to the Committee and the Trustee a statement of the amount (if any) of its Profit-Sharing Contribution for such Plan Year.
     4.3. Allocation of Employer Profit-Sharing Contribution. The Profit-Sharing Contribution to the Trust for any Plan Year shall first be used to make any special allocations required under Section 8.4(b) which could not be made under Section 7.2 because there were insufficient Remainders; the balance shall then be allocated and credited to the separate Profit-Sharing Accounts of all eligible Participants. A Participant will become eligible to receive allocations of Profit-Sharing Contributions once he or she has completed a year of Service as defined in Section 2.37(a). A Participant described in the preceding sentence is eligible to receive an allocation of Profit- Sharing Contributions for a particular Plan Year if the Participant was an Employee as of the last day of that Plan Year.
     Profit-Sharing Contributions shall be allocated to the Profit-Sharing Account of each Participant described in the preceding paragraph in the proportion that Compensation paid to the Participant during the Plan Year (including Compensation paid during any part of that Plan Year prior to the date when he or she became a Participant) bears to the total of such Compensation paid by the Employer during the Plan Year to all Participants eligible to receive Profit-Sharing Contributions who were Employees as of the last day of the Plan Year. Allocations of contributions under this Section 4.3 shall be considered as having been made on the last day of the applicable Plan Year regardless of the dates of actual entries or receipt by the Trustee.
     4.4. Qualified Military Service. Notwithstanding any other provision of the Plan, Employer Profit-Sharing Contributions shall be made with respect to Participants who have incurred qualified military service in accordance with Code Section 414(u) and any Treasury Regulations or other official guidance issued under that Section.
ARTICLE V.
PARTICIPANT ELECTIVE DEFERRALS
     5.1. Elective Deferrals .
(a)	Regular and Roth Deferral Contributions. A Participant may elect to make Regular and/or Roth Deferral Contributions by entering into an Elective Deferral Agreement that shall apply to each payroll period. The terms of any such Elective Deferral Agreement shall provide that the Participant agrees to a reduction in Compensation equal to a whole percentage of his or her Compensation for each payroll period after the Elective Deferral Agreement becomes effective. A Participant may elect to defer up to 60% of his or her Compensation, subject to the annual limit described in Section 5.6 and other limits under applicable law or as established by the Committee pursuant to Section 10.3. Notwithstanding the previous sentence, an eligible Participant may elect to defer up to an additional 40% of his or her Compensation with respect to Catch-up Contributions. Nuveen may change the minimum deferral percentage and/or maximum deferral percentage provided for in this paragraph prospectively for any Plan Year; provided, however, that no such change will be effective unless it is communicated to Participants at least 20 days before the last day as of which a Participant may make or change his or her Elective Deferral Agreement.

A Participant may elect in his or her Elective Deferral Agreement to designate irrevocably (but not retroactively) any portion of his or her Elective Deferral Contributions (including Catch-up Contributions) as Roth Deferral Contributions. Regular and/or Roth Deferral Contributions shall continue in effect at the rate elected by the Participant until the Participant changes or suspends such election in accordance with the terms of the Plan. Contributions made to the Plan as one type, either Regular or Roth, may not later be reclassified as the other type.

(b)	Catch-up Contributions. Participants who are eligible to make Elective Deferral Contributions under this Plan and who will attain age 50 by the end of the Plan Year shall be eligible to make Catch-Up Contributions in accordance with, and subject to the limitations of, Section 5.1(a) above, and Code Section 414(v) and the Treasury Regulations and guidance issued thereunder. Except as otherwise provided in the Plan or applicable law, Catch-up Contributions will be referred to and administered as Elective Deferral Contributions. Catch-up Contributions shall not be taken into account for purposes of applying the limitations of Code

Sections 401(a)(30) and 415, and for certain purposes under Code Sections 401(k)(3), 401(k)(12), 410(b), and 416.

(c)	Automatic Enrollment. Notwithstanding anything in this Plan to the contrary, each Employee who first becomes a Participant on or after January 1, 2007 and who fails to affirmatively either enter into an Elective Deferral Agreement or decline enrollment in the Plan within 60 days from the date he or she becomes a Participant will be deemed to have elected to have three percent (3%) of his or her Compensation withheld from his or her paycheck as Regular Deferral Contributions. The Employer will automatically withhold such an amount from such Participant’s Compensation and will be required to contribute such amount to the Plan on the Participant’s behalf. A Participant’s deemed election under this paragraph shall commence as soon as administratively possible after the deemed election can be processed, provided that this election will not take effect before the 60th day following the date the Employee becomes a Participant. A Participant’s deemed election will remain in effect until the Participant files a subsequent election revoking or changing the deemed election. A Participant’s subsequent election will apply on a prospective basis only.
     5.2. Deduction of Elective Deferral Contributions. The Employer shall deduct a Participant’s Elective Deferral Contributions from the Compensation of the Participant and, as soon as practicable after the deduction is made but in no event later than the 15th business day of the month following the month in which the deduction is made, shall contribute the sums so deducted to the Trustee for investment in accordance with the Participant’s directions made under Section 11.2.
     5.3. Change in Rate of Elective Deferral Contributions. Within the limitations of Section 5.1, a Participant may change the percentage of his or her Elective Deferral Contributions being made from his or her Compensation, or the allocation of his or her Elective Deferral Contributions between Regular and Roth Deferral Contributions, as follows:
(a)	as of the first day of the first payroll period beginning in any calendar quarter, by submitting the appropriate form to the Committee at least 10 business days preceding the date such change is to become effective, or by such other date as the Committee shall designate; and

(b)	if a Participant’s Compensation is adjusted during the Plan Year, as of the first day of the first payroll period after his or her submission of the appropriate form to the Committee, or as soon as practicable thereafter. If the Participant does not submit the appropriate form by the first day of the first month following the Compensation adjustment, or by such other date as the Committee shall designate, then the timing of the Participant’s election change will no longer be subject to this Section 5.3(b), and will once again be subject to Section 5.3(a).

     5.4. Suspension of Elective Deferral Contributions. A Participant may elect to suspend making Elective Deferral Contributions as of the first day of a payroll period by submitting the appropriate form to the Committee at least 10 business days preceding the date such suspension is to become effective.
     5.5. Nonforfeitability of Elective Deferral Contributions. All Elective Deferral Contributions shall be fully vested and nonforfeitable at all times.
     5.6. Annual Limit on Elective Deferral Contributions. No Participant shall be permitted to have Elective Deferral Contributions, other than Catch-up Contributions, made under this Plan or any other qualified plan maintained by the Employer during any calendar year in excess of the dollar limitation contained in Code Section 402(g) in effect at the beginning of such calendar year. The dollar amount of the limit under Code Section 402(g) for 2007 is $15,500. Any Elective Deferral Contributions (excluding Catch-up Contributions) made by the Employer on behalf of a Participant in excess of the applicable Code Section 402(g) limit for a calendar year, and the earnings attributable thereto (as calculated under Section 5.8), shall be returned to the Participant no later than the April 15 following the close of the calendar year in which such excess Elective Deferral Contributions were made; provided that Regular Deferral Contributions, if any, will be returned before any Roth Deferral Contributions.
     If a Participant determines that he or she would exceed the limitation of this Section 5.6 when his or her Elective Deferral Contributions under this Plan are aggregated with the amounts deferred by the Participant under other plans or arrangements described in Code Sections 401(k), 408(k), 403(b) or 501(c)(18), the Participant may request that the Committee distribute the excess deferrals. Such excess deferrals and income or loss allocable thereto (as calculated under Section 5.8) may be distributed no later than April 15 of the calendar year following the calendar year in which any such excess deferrals are contributed to Participants who claim such allocable deferral contributions, and Regular Deferral Contributions, if any, will be distributed before any Roth Deferral Contributions. The Participant’s claim shall be in writing, shall be submitted to the Committee no later than March 15 of the calendar year following the calendar year in which any such excess deferrals are contributed, shall specify the Participant’s deferral contribution amount for the preceding calendar year, and shall be accompanied by the Participant’s written statement that if such amounts are not distributed, such deferral contributions, when added to amounts deferred under other plans or arrangements described in Code Sections 401(k), 408(k), 403(b) or 501(c)(18), will exceed the limit imposed on the Participant in accordance with the applicable provisions of the Code for the year in which the deferral contributions occurred. To the extent the excess deferral arises under this Plan, when combined with other plans of the Employer, the individual will be deemed to have notified the Committee of the excess deferral and to have requested distribution.
     Any Catch-up Contributions made pursuant to Section 5.1(b) will be disregarded for purposes of applying the limits in the preceding paragraphs of this Section 5.6.
     5.7. Elective Deferral Contributions Discrimination Limitation. The Employer may decrease the maximum permissible Elective Deferral Contributions (except Catch-up Contributions) for certain Participants as determined by the Employer each year, distribute

Elective Deferral Contributions, provided that Regular Deferral Contributions, if any, will be distributed before any Roth Deferral Contributions (including any gain or loss thereon as calculated under Section 5.8) (except Catch-up Contributions) made by certain Participants as it shall determine within 2 1/2 months after the end of the Plan Year to which they relate, and/or make additional Elective Deferral Contributions on behalf of certain Participants, to the extent necessary so that for any Plan Year:
(a)	The average Actual Deferral Percentage of eligible Employees who are Highly Compensated Employees is not more than 1.25 times the average Actual Deferral Percentage for the prior year of all other eligible Employees; or

(b)	The excess of the average Actual Deferral Percentage of eligible Employees who are Highly Compensated Employees over the average Actual Deferral Percentage for the prior year of all other eligible Employees is not more than two percentage points and the average Actual Deferral Percentage of eligible Employees who are Highly Compensated Employees is not more than two times the average Actual Deferral Percentage for the prior year of all other eligible Employees.
     5.8. Calculation of Income or Loss on Excess Deferrals. The income or loss allocable to the excess deferrals under Sections 5.6 and 5.7 shall be calculated on a uniform basis under Regulation § 1.401(k)-2(b)(ii).
     5.9. Qualified Military Service. Notwithstanding any other provision of the Plan, a Participant who has incurred qualified military service shall be permitted to make Elective Deferral Contributions to the Plan in accordance with Code Section 414(u) and any Treasury Regulations or other official guidance issued under that Section.
ARTICLE VI.
EMPLOYER MATCHING CONTRIBUTIONS
     6.1. Employer Matching Contributions. The Employer shall make an Employer Matching Contribution to the Trust on behalf of each Participant who makes Elective Deferral Contributions under the Plan, equal to 50% of each such Participant’s Elective Deferral Contributions (excluding Catch-up Contributions) up to 10% of Compensation for each payroll period. Nuveen may change the Employer Matching Contribution prospectively for any Plan Year.
     6.2. Employer Matching Contributions Nondiscrimination Limitation. The Employer may distribute the amount of vested Employer Matching Contributions (including any gain or loss thereon as calculated under Section 6.3) made for certain Participants as it shall determine each Plan Year within 2 1/2 months following the close of the Plan Year to which they relate, and/or forfeit unvested Employer Matching Contributions on behalf of certain Participants, to the extent necessary so that for any Plan Year:

(a)	The average Actual Contribution Percentage of eligible Employees who are Highly Compensated Employees is not more than 1.25 times the average Actual Contribution Percentage for the prior year of all other eligible Employees; or

(b)	The excess of the average Actual Contribution Percentage of eligible Employees who are Highly Compensated Employees over the average Actual Contribution Percentage for the prior year of all other eligible Employees is not more than two percentage points and the average Actual Contribution Percentage of eligible Employees who are Highly Compensated Employees is not more than two times the average Actual Contribution Percentage for the prior year of all other eligible Employees.
     In the event an Employer Matching Contribution relates to an excess deferral under Section 5.6, or an excess contribution under Section 5.7, the Employer Matching Contribution and income allocable thereto shall be treated as Remainders. The income allocable to an Employer Matching Contribution shall be determined in accordance with Section 6.3.
     The Plan will be permitted to satisfy the Actual Contribution Percentage test under this Section 6.2 by satisfying Section 6.2(b) and the Actual Deferral Percentage test under Section 5.7 by satisfying Section 5.7(b) for any Plan Year only to the extent permitted by law.
     6.3. Calculation of Income or Loss on Excess Contributions. The income or loss allocable to the excess contributions under Sections 6.2 and 7.6 shall be calculated on a uniform basis under Regulation § 1.401(m)-2(b)(ii).
     6.4. Qualified Military Service. Notwithstanding any other provision of the Plan, Employer Matching Contributions shall be made with respect to Participants who have incurred qualified military service in accordance with Code Section 414(u) and any Treasury Regulations or other official guidance issued under that Section.
ARTICLE VII.
ACCOUNTING; LIMITS ON ANNUAL ADDITIONS
     7.1. Separate Accounts.
(a)	The Committee (or the Trustee upon the direction of the Committee) will maintain one or more separate Accounts in the name of each Participant (or former Participant who has not yet received all payments due to him or her under the Plan) to reflect his or her participation in the Trust. A separate Account maintained for any Participant shall not represent any interest in a specific asset of the Trust, but merely a proportionate interest in those investments held in common by the Trust in which the Participant directed his or her Account to be invested. Earnings on any investment shall accrue proportionately to those Accounts having an interest in such investment and shall be reinvested by the Trustee, except as otherwise provided in the Trust, in the same investment. As of each December 3l, the total of all Account balances shall reflect the fair market value of the Trust Fund as of that date.

(b)	The Committee (or the Trustee upon the direction of the Committee) shall, for each Participant who was a participant in the Rittenhouse Plan, maintain a separate accounting or subaccounting of the amount of such Participant’s interest (if any) in each of his or her Accounts which is attributable to his or her account balances under the Rittenhouse Plan.
     7.2. Allocation of Remainders. Any Remainders which are determined during any Plan Year shall first be used to make special allocations under Section 8.4(b); the balance, if any, shall then be allocated among and credited to the Profit-Sharing Accounts of all Participants eligible for Profit-Sharing Contributions and who were Employees as of the last day of the Plan Year, in the same manner as if such Remainders were Profit-Sharing Contributions of the Employer for the Plan Year.
     7.3. Statement of Account. As soon as practicable after the close of each Plan Year, the Committee will deliver (or will direct the Trustee to deliver) to each Participant a statement of his or her Account balance or balances as of that date in such detail as the Committee may direct. The Committee may cause statements of a Participant’s Account balance or balances to be delivered more frequently than annually. Participants may inspect the Trustee’s records pertaining to their individual Accounts.
     7.4. Distributions. All payments or distributions made to or for the benefit of a Participant or his or her Beneficiary will be charged against the Accounts of the Participant or Beneficiary when paid or distributed; provided, however, that Regular Deferral Contributions, if any, will be distributed before any Roth Deferral Contributions.
     7.5. Adjustments. Allocations of Remainders under Section 7.2 shall be considered as having been made on the last day of the Plan Year during which they became Remainders, regardless of the dates of actual entries or receipt by the Trustee.
     7.6. Yearly Limitations on Total Additions to Participant’s Accounts. Notwithstanding any other provisions of the Plan, the total “additions” (as defined below) to a Participant’s Account for any Plan Year shall not exceed the lesser of:
(a)	$40,000, adjusted for each Plan Year to take into account any adjustment provided under Code Section 415(d); or

(b)	100% of 415 Compensation paid to the Participant by the Employer in that Plan Year.
For purposes of this Section, the term “addition” shall mean, with respect to each Participant, for each Plan Year, (i) the sum of the Employer Matching Contributions and Profit-Sharing Contributions, Elective Deferral Contributions (excluding Catch-up Contributions) and Remainders made to the Plan on his or her behalf and (ii) amounts derived from contributions paid or accrued which are attributable to post-retirement medical benefits allocated to the separate account of a key employee, as defined in Code Section 419A(d)(3), under a welfare benefit fund, as defined in Code Section 419(c), maintained by the Employer. In applying the above limitation, all qualified defined contribution plans maintained by the Employer shall be treated as one qualified defined contribution plan. Furthermore, the 415 Compensation limitation referred to in (b) above will not apply for any contribution for medical benefits (as defined in Code Section 419A(f)(2)) which is otherwise treated as an “addition” under Code Section 419A(d)(2).
     If, as a result of a reasonable error in estimating a Participant’s 415 Compensation, or as a result of a reasonable error in determining the amount of Elective Deferral Contributions that may be made with respect to any Participant under the limits of Code Section 415, or under other limited facts and circumstances that the Internal Revenue Service finds justifiable, an excess amount exists, Elective Deferral Contributions (excluding Catch-up Contributions) as adjusted for income or loss pursuant to Section 6.3 shall be returned to the Participant to the extent necessary to satisfy this Section 7.6; provided, however, that Regular Deferral Contributions, if any, will be returned before any Roth Deferral Contributions. To the extent an excess amount still exists or to the extent the Elective Deferral Contributions cannot be returned to the Participant pursuant to the preceding sentence, the excess amount shall be disposed of in one of the following methods. If the Participant is covered by the Plan as of the end of the Plan Year, the excess amount in the Participant’s Accounts will be used to reduce Employer contributions for the Participant in the next Plan Year and each succeeding Plan Year. If the Participant is not covered by the Plan as of the end of the Plan Year, then the excess amount will be held unallocated in a suspense account and allocated to the Accounts of all other Participants in the Plan for the next Plan Year before any other amounts are allocated for such next Plan Year.
ARTICLE VIII.
VESTING AND TERMINATION
     8.1. Vested Interest.
(a)	A Participant’s Elective Deferral Contribution Account, Roth Deferral Contribution Account, and Rollover Account shall at all times be fully vested and nonforfeitable.

(b)	Subject to the provisions of this Article VIII, each Participant’s vested percentage and non-vested percentage in his or her Employer Profit-Sharing Contribution Account and Employer Matching Contribution Account will be determined in accordance with the following schedule:

Years of Service	Vested Percentage	Non-Vested Percentage
0-1	0%	100%
2	20%	80%
3	40%	60%
4	60%	40%
5	80%	20%
6 or more	100%	0%
(c)	For vesting purposes, years of Service completed after a period in which the Participant incurred at least five consecutive Breaks in Service shall be disregarded for the purpose of determining his or her vested interest in the portion of the Participant’s Account which accrued before such Breaks in Service.
     8.2. Vesting at Normal Retirement Age. A Participant will become 100% vested in his or her Accounts on the later of his or her 65th birthday or the fifth anniversary of the date he or she became a Participant, if he or she is still an Employee on that date and had not already become 100% vested.
     8.3. Vesting on Death or Permanent Disability. If a Participant dies or incurs a Permanent Disability, his or her entire Account or Accounts shall become 100% vested as of the date of his or her death or Permanent Disability. If, in the opinion of the Employer and concurred upon by the Committee, a Participant is unable to perform the duties of his or her employment because of physical or mental disability and a physician acceptable to the Committee certifies that such disability is likely to be permanent, he or she will be considered to have incurred a “Permanent Disability” for purposes of the Plan. Such Permanent Disability shall be deemed to commence on the date the physician’s certificate is received by the Committee.
     8.4. Determination of Remainders; Restoration of Remainders Upon Reemployment.
(a)	If a Participant has not made any Elective Deferral Contributions under the Plan, and his or her vested percentage under the Plan at his or her termination of employment is otherwise 0%, his or her Accounts will be considered a Remainder as of the last day of the Plan Year during which the Participant experienced a Break in Service.

(b)	If a Participant ceased participation in the Plan, received a distribution of the vested portion of his or her Plan Accounts (with any non-vested part of his or her Accounts considered a Remainder as of the last day of the Plan Year during which the Participant experienced a Break in Service), and the individual subsequently becomes a Participant again before he or she incurs five consecutive Breaks in Service, he or she may, at any time while he or she is again a Participant and within five years after his or her rehire date, repay (without interest) the vested amount which was paid to him or her from his or her Plan Accounts. If the Participant makes such repayment, the Committee will, as of the last day of the

Plan Year coincident or next following such repayment, make a special allocation to these Accounts so that the dollar value of the balance in these Accounts is the same as it was on the date such amount was considered a Remainder (unadjusted for any subsequent gains or losses of the Trust’s assets).
ARTICLE IX.
DISTRIBUTION OF BENEFIT
     9.1. Time and Manner of Distribution.
(a)	As of a Participant’s Settlement Date, that portion of his or her separate Account or Accounts which is then vested shall be distributed in accordance with this Section 9.1, subject to the provisions of Section 9.7. Such vested portion, reduced by (i) any loans made to him or her by the Trustee pursuant to Section 9.3 which are treated as distributions pursuant to the Code and (ii) accrued interest on any such loan that is unpaid, will be distributed to or for the benefit of the Participant, or, in the event of his or her death, to or for the benefit of his or her Beneficiary. In any event, distribution will be made in a cash lump sum if the amount to be distributed is $5,000 or less. Otherwise, distribution will be made by any one or any combination of the following methods as the Participant or his or her Beneficiary, as applicable, shall consent to and direct:
(i)	By payment in full of the amount credited to such Participant’s Account or Accounts at the time of his or her Settlement Date, in cash with respect to any specific security account involving less than $300, otherwise in cash or in kind or any combination thereof. Any distribution of assets in kind under the Plan shall be measured at the fair market value of such assets on the date of distribution.

(ii)	By substantially equal periodic payments, not less frequently than quarterly, beginning on the Participant’s Settlement Date, based on the amount credited to such Participant’s Account or Accounts at the time such payments commence, plus any earnings on the unpaid balance, but subject to readjustment from time to time, as may be determined to exhaust such Participant’s interest over a specified period elected by the Participant, which cannot exceed 10 years. If a Participant has a Roth Deferral Contribution Account, then the periodic installments will be paid last from such Account. If payments to the Participant had not commenced as of his or her death, payments to the Participant’s Beneficiary shall be made in accordance with Section 9.7 and Code Section 401(a)(9). In no event shall payment under this subparagraph be less than $25.
(b)	Subject to Section 9.7, the payment of the amount credited to a Participant’s Account(s) generally must begin not later than 60 days after the close of the Plan Year in which occurs the latest of his or her 65th birthday, termination of employment with the Employer, or the tenth anniversary of the date he or she became a Participant. If the amount credited to a Participant’s Account(s) exceeds $5,000, he or she may elect to defer his or her Settlement Date to any date that is not later than April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2 or, if later for a Participant who is not a 5% Owner, the calendar year in which the Participant terminates employment.

(c)	In the event of a cash lump-sum distribution under Section 9.1(a) that is greater than $1,000 but does not exceed $5,000, if the Participant does not elect to have such distribution paid in a direct rollover to an Eligible Retirement Plan specified by the Participant or to receive the distribution directly, then the Plan administrator will pay the distribution in a direct rollover to an individual retirement account designated by the Plan administrator; provided, however, that any balance from a Participant’s Roth Deferral Contribution Account will automatically be rolled over to a “Roth IRA” as defined in Code Section 408A.
     9.2. In-Service Distributions from Rittenhouse Plan Accounts. If a Participant was a participant in the Rittenhouse Plan, he or she may, prior to his or her Settlement Date, consent to and direct distribution of any portion of his or her Accounts described in Section 7.1(b) as follows:
(a)	If the Participant has reached age 59 1/2, he or she may consent to and direct distribution of any or all of the amounts subject to Section 7.1(b); or

(b)	If the Participant has not reached age 59 1/2, he or she may consent to and direct distribution of any or all amounts subject to Section 7.1(b) which are not attributable to his or her Elective Deferral, Qualified Matching Contribution, Qualified Nonelective Contribution or Safe Harbor Contribution Accounts.
     9.3. Loans. The Committee shall have the power to establish a program for loans from the Plan to Participants. Any such program, when adopted, shall constitute a part of this Plan, even though it may be contained in a separate written document. The Committee shall administer and interpret any such Participant loan program so that it is consistent with Department of Labor Regulations § 2550.408b-1. Notwithstanding any provision of the Plan or the Participant loan program to the contrary, loan repayments of Participants engaged in qualified military service will be suspended under the Plan as permitted under Code Section 414(u)(4) and any Treasury Regulations or other official guidance issued under that Section.
     9.4. Designation of Beneficiaries. Each Participant may designate any person or persons as Beneficiary or Beneficiaries to whom his or her separate Account or Accounts shall be paid in case of his or her death. The designation of Beneficiaries shall be subject to the following rules:
(a)	A Participant’s designation of his or her Beneficiary or Beneficiaries must be made by written instructions signed by him or her in a form prescribed by the Committee and filed with the Committee and the Trustee before his or her death.

Any new designations so filed shall automatically revoke all prior designations. A married Participant may name as Beneficiary or Beneficiaries someone other than his or her Spouse only with the Spouse’s written consent witnessed by a Plan representative or a notary public. If a married Participant designates his or her Spouse as a Beneficiary, such designation shall automatically become null and void if the Participant and the designated Spouse subsequently divorce. For purposes of this Article IX, the term “Spouse” means an individual who is a spouse for purposes of the Code.

(b)	If a Participant dies without having a Beneficiary designation then in force, or if all Beneficiaries designated by him or her shall have died before him or her or before complete payment of his or her interest, or if, for any reason, distribution cannot be made to the Beneficiary, distribution shall be made in the following order: to the Participant’s (i) surviving Spouse; (ii) surviving children; (iii) surviving grandchildren; (iv) surviving parents; (v) surviving brothers and sisters; or (vi) executors or administrators. Any determination or direction made by the Committee in good faith as to the rights or identity of any Beneficiary shall be conclusive on all persons, and neither an Employer, the Committee, nor an Employer’s officers or employees shall be liable to any person on account of any error in such decision or determination. Any payment made in accordance with this Section shall fully discharge the Committee, each Employer, the Trustee, and their respective officers and employees from all future liability with respect to the amount so paid.
     9.5. Un-cashed Benefit Checks and Missing Participants.
(a)	Un-cashed Benefit Checks. If a distribution check is issued under the Plan to a Participant or Beneficiary and remains outstanding after the expiration date set forth on the face of the check, and reasonable efforts to locate the Participant or Beneficiary have been unsuccessful, the amount of the check will be re-deposited into the Plan and held in an un-cashed check forfeiture account. If the Participant or Beneficiary makes a claim to reinstate a benefit covered by this Section 9.5(a), such benefit will be reinstated in an amount equal to the amount of the benefit on the date of the forfeiture. If the Participant or his or her Beneficiary does not claim the benefit forfeited under this Section 9.5(a), the Participant will be considered “missing” and Section 9.5(b) will govern the disposition of his or her benefit.

(b)	Missing Participants. In the event that the whereabouts of a Participant who has become entitled to receive, or is receiving, distributions under the Trust cannot be determined by the Committee, the Committee will have the right at any time after seven years from the date on which the Committee last had contact with such Participant:
(i)	To direct that the vested balance of his or her interest be distributed to his or her Beneficiary or Beneficiaries, if then living; or

(ii)	In the event that his or her Beneficiary or Beneficiaries cannot be located, or the Participant failed to designate a Beneficiary, to consider the balance of such vested interest to be a forfeiture and to use such forfeited amount as determined by the Committee in its sole discretion to reduce Employer contributions or pay Plan expenses in accordance with the Plan terms and applicable law. If the Participant or Beneficiary later makes a claim to reinstate a benefit covered by this Section 9.5(b)(ii), such benefit will be reinstated in an amount equal to the amount of the benefit on the date of the forfeiture.
If a Participant is determined to be missing before he or she receives his or her entire benefit from the Plan and such Participant’s vested Account balance does not exceed $1,000, that Participant’s Account will not be subject to the Plan’s mandatory distribution provisions until the Participant is located.
     9.6. Direct Rollovers. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a “Distributee” (as defined below) may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover.
(a)	Eligible Rollover Distribution. An Eligible Rollover Distribution is any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, or for a specified period of ten years or more; (ii) any distribution to the extent such distribution is required under Code Section 401(a)(9); and (iii) any distribution that is a “hardship distribution.”

A distribution shall not fail to be an Eligible Rollover Distribution merely because some or all of the distribution consists of contributions from a “designated Roth account” (as defined in Code Section 402A) which are not includible in gross income. However, such portions may be transferred only to a “Roth IRA” (as defined in Code Section 408A) or a “designated Roth account” in a qualified defined contribution plan described in Code Section 401(a) that agrees to separately account for the amount not includible in income.

(b)	Eligible Retirement Plan. An Eligible Retirement Plan is: (i) an individual retirement account described in Code Section 408(a); (ii) an individual retirement annuity described in Code Section 408(b); (iii) an annuity plan described in Code Section 403(a); (iv) a qualified trust described in Code Section 401(a); (v) an annuity contract described in Code Section 403(b); or (vi) an eligible plan under Code Section 457(b) that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and agrees to separately account for amounts transferred into such plan from this Plan.

If any portion of an Eligible Rollover Distribution is attributable to payments or distributions from a “designated Roth account,” an Eligible Retirement Plan with respect to such portion shall include only another “designated Roth account” of the individual from whose account the payments or distributions were made, or a Roth IRA of such individual.

(c)	Distributee. A Distributee includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving Spouse and the Employee’s or former Employee’s Spouse or former Spouse who is the alternate payee under a qualified domestic relations order under Section 12.13 is a Distributee with regard to the interest of the Spouse or former Spouse.

(d)	Direct Rollover. A Direct Rollover is a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.
     9.7 Minimum Distribution Requirements. . Notwithstanding any Plan provision to the contrary, except with respect to distributions made under a TEFRA Election, distributions from the Plan shall be made in accordance with the minimum distribution requirements of Code Section 401(a)(9) (including the incidental death benefit requirement in Code Section 401(a)(9)(G)), the regulations in effect under Code Section 401(a)(9), and any revenue rulings, notices and other guidance with respect to Code Section 401(a)(9) published in the Internal Revenue Bulletin. Such distributions shall begin no later than the Participant’s Settlement Date. Notwithstanding any other Plan provision, distributions may be made under a designation filed before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (a “TEFRA Election”).
(a)	Lifetime Distributions. The amount to be distributed each distribution calendar year, beginning with distributions for the first calendar year for which a distribution is required and continuing through the distribution calendar year that includes the Participant’s date of death, will not be less than the lesser of:
(i)	the quotient obtained by dividing the Participant’s vested Account balance by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulations § 1.401(a)(9)-9, using the Participant’s age as of his or her birthday in the distribution calendar year; or

(ii)	if the Participant’s sole Beneficiary for the distribution calendar year is his or her Spouse, the quotient obtained by dividing the Participant’s vested Account balance by the number in the Joint and Last Survivor Table set forth in Treasury Regulations § 1.401(a)(9)-9, using the Participant’s and Spouse’s ages as of their birthdays in the distribution calendar year.
(b)	Distributions After Death.

(i)	Death Before Distributions Begin.
(A)	Designated Beneficiary. If the Participant dies before the date distributions begin and has a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s vested Account balance by the designated Beneficiary’s remaining life expectancy (except as otherwise elected under paragraph (E) below), in accordance with Treasury Regulations § 1.401(a)(9)-5.

Payments to the Beneficiary must commence no later than December 31 of the calendar year immediately following the year of the Participant’s death (except as otherwise elected under paragraph (D) below); provided that, if the Participant’s surviving Spouse is the sole Beneficiary, payments must begin by December 31 of the calendar year immediately following the calendar year in which the Participant died or, if later, December 31 of the calendar year in which the Participant would have attained age 70 1/2.

(B)	Surviving Spouse as Sole Beneficiary. If the Participant’s surviving Spouse is the sole Beneficiary and the surviving Spouse dies after the Participant but before distributions to the surviving Spouse begin, this paragraph (i) (other than paragraph (A) above) generally will apply, where appropriate, as if the surviving Spouse were the Participant.

(C)	No Designated Beneficiary. If there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire vested Account will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(D)	Election to Apply Five-Year Rule to Distributions to Designated Beneficiaries. If the Participant dies before distributions begin and there is a designated Beneficiary, distribution to the designated Beneficiary is not required to begin by the date specified in this subsection, but the Participant’s entire interest will be distributed to the designated Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death. If the Participant’s surviving Spouse is the Participant’s sole designated Beneficiary and the surviving Spouse dies after the Participant but before distributions to either the Participant or the surviving Spouse begin, this election will apply as if the surviving Spouse were the Participant.

(E)	Provision to Allow Participants or Beneficiaries to Elect Five-Year Rule. Participants or Beneficiaries may elect on an individual basis whether the five-year rule or the life expectancy rule in this subsection applies to distributions after the death of a Participant who has a designated Beneficiary. The election must be made no later than the earlier of September 30 of the calendar year in which distribution would be required to begin under this subsection, or by September 30 of the calendar year that contains the fifth anniversary of the Participant’s (or, if applicable, the surviving Spouse’s) death. If neither the Participant nor the Beneficiary makes an election under this paragraph, distributions will be made in accordance with paragraphs 9.7(b)(i)(A) — (C) above and, if applicable, the elections in paragraph (D) immediately preceding this paragraph.
(ii)	Death On or After Date Distributions Begin.
(A)	Designated Beneficiary. If the Participant dies on or after the date distributions begin and has a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s vested Account balance by the longer of the Participant’s remaining life expectancy or the designated Beneficiary’s remaining life expectancy (except as otherwise elected under paragraph (C) below), in accordance with Treasury Regulations § 1.401(a)(9)-5.

(B)	No Designated Beneficiary. If the Participant dies on or after the date distributions begin and has no designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s vested Account balance by the Participant’s remaining life expectancy calculated using the Participant’s age in the year of death, reduced by one for each subsequent year.

(C)	Provision to Allow Participants and Beneficiaries to Elect Five-Year Rule. Participants or Beneficiaries may elect on an individual basis whether the five-year rule or the life expectancy rule in this subsection applies to distributions after the death of a Participant who has a designated Beneficiary. The election must be made no later than the earlier of September 30 of the calendar year in which distribution would be required to begin under this subsection, or by September 30 of the calendar year that contains the fifth anniversary of the Participant’s (or, if applicable, the surviving

Spouse’s) death. If neither the Participant nor the Beneficiary makes an election under this paragraph, distributions will be made in accordance with paragraphs 9.7(b)(ii)(A) and (B).
(c)	Definitions. For purposes of this Section 9.7, the following definitions apply:
(i)	“Distribution calendar year” means a calendar year for which a minimum distribution is required, as defined in Treasury Regulations § 1.401(a)(9)-5, Q&A-1(b).

(ii)	“Life expectancy” will be computed by use of the Single Life Table in Treasury Regulations § 1.401(a)(9)-9.

(iii)	“Participant’s vested Account balance” means a Participant’s Account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (“Valuation Calendar Year”), adjusted for allocated contributions, forfeitures, and distributions made in the Valuation Calendar Year after the valuation date. The Account balance also includes any amounts rolled over or transferred to the Plan during the Valuation Calendar Year or the distribution calendar year if such amounts are distributed or transferred in the Valuation Calendar Year.
ARTICLE X.
ADMINISTRATION
     10.1. Allocation of Responsibility Among Fiduciaries. The Fiduciaries shall have only those specific powers, duties, responsibilities and obligations as are specifically given them under this Plan. Nuveen or its delegate shall have: the responsibility to designate Profit-Sharing Contributions under Article IV; the authority to appoint and remove the Trustee and Committee or to terminate, in whole or in part, the Plan and the Trust; and the authority to amend the Plan and the Trust; provided, however, that the Committee also has authority to amend the Plan, to the extent provided in Section 10.3(m). The Committee shall have such other responsibility for the administration of this Plan as is specifically described in the Plan and shall be the “administrator” under Section 3(16)(A) of ERISA and the “plan administrator” under Code Section 414(g). The Trustee shall have sole responsibility for the administration of the Trust and the management of the assets under the Trust except to the extent that the Trustee is subject to the direction of the Committee or Participants, as specifically provided in the Plan and Trust. Each Fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan and the Trust, as the case may be, authorizing or providing for such direction, information or action. It is intended under the Plan and the Trust that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under the Plan and the Trust and shall not be responsible for any other Fiduciary’s act or failure to act.

     10.2. Committee. The Committee shall consist of at least three and not more than ten members appointed by Nuveen or its delegate. A member of the Committee may resign by written notice to, or may be removed by, Nuveen or its delegate, which shall appoint a successor to fill any vacancy. While there is a vacancy in the membership of the Committee, the remaining members of the Committee shall have the same powers as the full membership until the vacancy has been filled. The Secretary of Nuveen shall advise the Trustee in writing of the members of the Committee and of any changes that may occur in the membership.
     10.3. Duties and Powers of Committee. The Committee shall have such duties and powers as may be necessary to discharge its responsibilities hereunder, including, but not by way of limitation, the following:
(a)	to administer the Plan, including exclusive discretionary authority to construe and interpret the Plan, decide all questions of eligibility, and the amount, manner and time of payment of any benefits hereunder;

(b)	to prescribe procedures and forms to be used by Participants or Beneficiaries in connection with Elective Deferral Contributions, investment of Accounts, loans, designation of Beneficiaries, applications for benefits and all other matters under the Plan;

(c)	to prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Plan and Trust;

(d)	to receive from the Employer and from Participants such information as shall be necessary for the proper administration of the Plan and Trust;

(e)	to furnish the Employer, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

(f)	to receive, review and keep on file (as is deemed convenient or proper) reports of the financial condition, receipts and disbursements, assets, and Participant accounts of the Trust Fund;

(g)	to exercise such authority and responsibility as is deemed appropriate in order to comply with the reporting, disclosure and registration requirements of the Employee Retirement Income Security Act of l974 (“ERISA”) and the regulations issued thereunder;

(h)	to appoint or employ individuals to assist in the administration of the Plan and Trust and any other agents deemed advisable, including legal counsel, and such clerical, medical, accounting, auditing, actuarial and other service providers as may be necessary or advisable in carrying out the provisions of the Plan;

(i)	to retain any funds or property subject to any dispute without liability for interest, and to decline to make payment or delivery of any such funds or property until final adjudication or an appropriate release is obtained;

(j)	to compromise, contest, arbitrate or abandon claims or demands that involve the Plan;

(k)	with respect to the Nuveen Stock Pooled Account, to ensure that the account manager solicits voting instructions from Participants whose Accounts are invested in the Nuveen Stock Pooled Account on matters for which proxies are issued and votes the underlying shares in accordance with such Participant instructions, including withholding votes on shares for which no Participant instructions are submitted;

(l)	to provide the Trustee with a list of the Participants for such Plan Year, together with a statement of the calculation, made in accordance with the provisions of the Plan hereof, of the portion of such contribution and Remainders to be credited to each Participant’s Account on the books of the Trustee;

(m)	to amend the Plan and Trust in whole or in part, provided that no amendment adopted by the Committee may have the effect of:
(i)	altering the eligibility requirements to become a Participant, or the date an Employee becomes a Participant;

(ii)	changing the amount of Nuveen’s Profit-Sharing Contribution or the rate of Employer Matching Contributions;

(iii)	changing the vesting schedule in Section 8.1;

(iv)	altering the Committee’s duties and powers under Article X; or

(v)	modifying Section 13.4 or 13.6;
provided, however, that an amendment adopted by the Committee may have an effect described in (i) — (v) above, but only to the extent that:
(i)	it is made at the direction of Nuveen;

(ii)	it is of a technical nature and its effect is, in the Committee’s judgment, de minimis; or

(iii)	the Committee has been advised in writing by legal counsel that the amendment is necessary to retain the Plan’s tax-qualified status or to satisfy some other substantive legal requirement;

(n)	to designate Investment Options as described in Section 11.2 and, acting as a named fiduciary, to enter into such investment management or other agreements on behalf of the Plan as are necessary to effect such Investment Options; and

(o)	to take actions, including giving directions to service providers, which the Committee determines are reasonable, necessary and consistent with applicable law, in order to correct any errors, omissions, defects, or inconsistencies in the operation or administration of the Plan; and

(p)	to perform any and all other acts which the Committee deems necessary or appropriate to carry out its specific responsibilities under the Plan.
A member of the Committee shall not participate in any action on any matters involving solely his or her own rights or benefits as a Participant under the Plan and any such matters shall be determined by the other Committee members.
     10.4. Administration of Trust Fund.
(a)	Subject to the designation of investments by Participants under Section 11.2, the Committee shall direct the Trustee concerning investment of the Trust Fund and all payments that shall be made out of the Trust Fund pursuant to the provisions of the Plan. Any direction to the Trustee shall be in writing and signed by a majority of the Committee or by a member so authorized by a majority of the members.

(b)	To the extent that Participants exercise discretion over the investment of their Accounts under Section 11.2, no Fiduciary shall be liable for any loss, or shall be liable because fiduciary breach, which results from such an exercise of discretion by the Participant.
     10.5. Procedures of Committee. The Committee may act at a meeting or by writing without a meeting, by the vote or assent of a majority of its members, and may adopt such bylaws and regulations as are deemed desirable for the conduct of its affairs and the administration of the Plan. Except as otherwise provided in ERISA, a dissenting member who, within a reasonable time after he or she has knowledge of any action or failure to act by the majority, registers his or her dissent in writing delivered to the other members, shall not be responsible for any such action or failure to act.
     10.6. Allocation and Delegation of Administrative Responsibilities. The Committee may, upon approval of a majority of the Committee, allocate among the members of the Committee any of the administrative responsibilities under the Plan or designate any other person, firm or corporation to carry out any of the administrative responsibilities of the Committee under the Plan. Any such allocation or designation shall be made pursuant to a written instrument executed by a majority of the Committee.

     10.7. Indemnification of Committee. Members of the Committee shall be indemnified by Nuveen for all liability, joint or several, arising out of their acts and omissions and the acts and omissions of their agents and co-fiduciaries in the administration and operation of the Plan, and shall also be indemnified by Nuveen against all costs and expenses reasonably incurred by them in connection with the defense of any action, suit, or proceeding in which they may be made defendants by reason of their being or having been Committee members, whether or not then serving as such, including the cost of reasonable settlements (other than amounts paid to an Employer) made to avoid costs of litigation and payment of any judgment or decree entered in such action, suit or proceeding. Nuveen shall not, however, indemnify Committee members with respect to any act finally adjudicated to have been caused by willful misconduct. The right of indemnification shall not be exclusive of any other right to which a Committee member may be legally entitled and it shall inure to the benefit of the legal representatives of the Committee.
     10.8. Compensation and Expenses. All taxes and all reasonable costs, charges, and expenses incurred in the administration of the Plan, including compensation to the Trustee, as agreed between Nuveen and the Trustee and compensation to the agents, attorneys, accountants and other persons employed by the Trustee or the Committee, shall be paid by the Employer. Members of the Committee shall not receive compensation for their services, but the Employer shall reimburse them for any necessary expenses incurred in the discharge of their duties.
     10.9. Records. The Committee shall keep a record of all of its meetings and shall keep such books of account, records and other data as may be necessary or desirable in its judgment for the administration of the Plan.
     10.10. Review of Claims; Appeals; Special Rules for Permanent Disability Determinations.
     If any person (an “applicant”) makes a claim for benefits under the Plan, and the claim is wholly or partially denied, the following procedures will apply:
(a)	The Committee will give the applicant written notice of the denial within a reasonable time, but not later than 90 days after receipt of the claim by the Plan. If the Committee determines that special circumstances require additional time for consideration of the claim, the 90-day period in the previous sentence may be extended, provided the Committee gives the applicant written notice of such extension prior to the end of the initial 90-day period, but in no event will the extension exceed a period of 90 days from the end of the initial 90-day period. The notice of denial will be written in a manner calculated to be understood by the average plan Participant and will include the specific reasons for the denial and specific references to any facts or any provisions of the Plan on which the denial is based. If the claim was denied because specific material or information was not provided to the Committee, the notice will include a description of the additional material or information which the applicant must provide in connection with the claim, along with an explanation of why such material or information is necessary. The notice will contain a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to his or her claim for benefits, and will also include an explanation of the Plan’s claims appeal procedure and the time limits applicable to such procedure, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination.

(b)	If the applicant’s claim involves a determination of Permanent Disability, then the procedures in paragraph (a) will be modified as described in this paragraph. The initial 90-day period for response to the claim will be a 45-day period. That 45-day period may be extended by the Committee for up to 30 days, provided that the Committee both determines that such an extension is necessary due to matters beyond its control and notifies the applicant, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Committee expects to make a decision. If, prior to the end of the first 30-day extension period, the Committee determines that, due to matters beyond its control, a decision cannot be made within that extension period, the period for making the determination may be extended for up to 30 more days, provided that the Committee notifies the applicant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Committee expects to make a decision. In the case of any extension, the notice of extension will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and that the applicant will be afforded at least 45 days within which to provide the specified information.

(c)	An applicant who wishes to use the Plan’s claim appeal procedure must, within 60 days after receiving the Committee’s notice of denial, notify the Committee that he or she wishes to appeal the claim denial. In connection with such an appeal, the applicant may submit written comments, documents, records, and other information relating to his or her claim, and will be entitled, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.

(d)	The Committee will review the record of the appeal of the claim denial, taking into account all comments, documents, records, and other information submitted by the applicant, regardless of whether it was submitted or considered in connection with the initial determination regarding the claim. The Committee’s review may include the holding of a hearing, if deemed necessary by the Committee. The Committee will prepare a record of its decision.

(e)	The Committee will give the applicant notice of the decision on the appeal within 60 days after receipt of the applicant’s notice of appeal. If the Committee determines that special circumstances require additional time for consideration of the claim, the 60-day period in the previous sentence may be extended, provided the Committee gives the applicant written notice of such extension prior to the end of the initial 60-day period (and this notice must indicate the special circumstances requiring an extension and the date by which the Committee expects to make its decision on appeal), but in no event will the extension exceed a period of 60 days after the end of the initial 60-day period.

(f)	If the applicant’s claim involves a determination of Permanent Disability, then the procedures in paragraphs (c), (d) and (e) above will be modified as described in this paragraph. The 60-day period to make an appeal in paragraph (c) is extended to 180 days. Any 60-day period (initial or extended) described in paragraph (e) will be a 45-day period. In addition, the appeal procedure must, to the extent relevant, comply with paragraphs (h)(3)(ii) through (v) of Department of Labor Regulations § 2560.503-1.

(g)	The Committee may adopt rules, forms and procedures for implementing this section which are consistent with Department of Labor Regulations § 2560.503-1.
ARTICLE XI.
THE TRUST FUND AND ITS ADMINISTRATION
     11.1. The Trust Fund. The Trust Fund shall be held by the Trustee and invested and distributed by it pursuant to Section 10.4(a) and this Article XI. In no event shall any part of the Trust Fund be used for or diverted to purposes other than for the exclusive benefit of Participants or their Beneficiaries, provided that, upon Nuveen’s request, a contribution that was made by a mistake of fact or conditioned upon the initial qualification of the Plan or upon the deductibility of the contribution under Code Section 404 shall be returned to an Employer within one year after the payment of the contribution, the denial of the qualification, or the disallowance of the deduction (to the extent disallowed), whichever is applicable.
     11.2. Designation of Investments by Participants.
(a)	The Committee shall periodically establish rules and regulations for each Participant to direct the investment of his or her Accounts among the “Investment Options” specified by the Committee or Nuveen and identified in the Plan enrollment materials and described on the Plan’s web site, if any. The Investment Options may include common or collective trust funds. Such direction shall be given by each Participant for the investment of the then-current contribution or for any changes in the Participant’s investment of his or her Accounts at such time or times as the Committee may authorize. Earnings on any investment shall be automatically reinvested by the Trustee in the same securities and in the same proportions as the Participant’s Elective Deferral Contributions are invested, except as otherwise provided in the Trust. The Committee will designate a default fund for contributions for which no Participant direction has been given.

(b)	This Plan is intended to be administered in accordance with ERISA Section 404(c) and the regulations thereunder, and it is intended that neither the Trustee, the Committee nor an Employer shall be responsible for any loss that relates to amounts invested at the direction of a Participant, to the extent provided in ERISA Section 404(c).
     11.3. Trustee. The Trustee shall be an entity appointed by Nuveen to hold the assets of the Trust, or such entity’s successor. A Trustee may be a bank or trust company in any state of the United States of America authorized to administer qualified trusts. The Trustee will act pursuant to the terms of its Trust Agreement with Nuveen and the terms of the Plan.
ARTICLE XII.
MISCELLANEOUS
     12.1. Information to be Furnished by the Employer. The Employers shall furnish the Committee and the Trustee such data and information as may be required to administer and carry out the provisions of the Plan and Trust. The records of the Employers as to a Participant will be conclusive and binding on all persons unless determined to the Committee’s satisfaction to be incorrect.
     12.2. Information to be Furnished by Participants. Participants and their Beneficiaries must furnish to the Committee and the Trustee such evidence, data or information as the Committee considers desirable to carry out the Plan.
     12.3. Interests Not Transferable. Except as to any debt owing to the Trustee because of loans made pursuant to the Plan, and except as to the payment of benefits in accordance with the applicable requirements of any qualified domestic relations order as described in Section 12.13, the interests of Participants and their Beneficiaries under the Plan are not subject to the claims of their creditors and cannot be transferred or encumbered.
     12.4. Facility of Payment. When, in the Committee’s determination, a Participant or Beneficiary is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Committee may direct the Trustee to make payments due the Participant or Beneficiary to his or her legal representative, or to a relative or friend of the Participant or Beneficiary for his or her benefit, or may direct the Trustee to apply the payment for the benefit of the Participant or Beneficiary in any way in which the Committee considers advisable.
     12.5. Absence of Guaranty. The Committee, the Trustee and the Employers do not in any way guarantee the Trust Fund from loss or depreciation. No Employer guarantees any payment to any person under the Plan.
     12.6. Employment Rights. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Employee the right to be retained in the employ of an Employer or limit the right of an Employer to discharge any Employee with or without cause.
     12.7. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

     12.8. Waiver of Notice. Any notice required under the Plan may be waived by the person entitled to such notice.
     12.9. Gender and Number. All personal pronouns hereunder will include either gender, the singular will include the plural, and the plural will include the singular, unless the context clearly indicates otherwise.
     12.10. Action by Nuveen. Any action taken by Nuveen shall be by a person duly authorized by Nuveen.
     12.11. Courts. In case of any court proceedings involving the Trustee, the Committee, an Employer or the Trust Fund, only the Trustee, the Committee and Nuveen shall be necessary parties to the proceedings, and no other person shall be entitled to notice of process. A final judgment entered in any such proceedings shall be conclusive.
     12.12. Successors, etc. The Plan shall be binding on all persons entitled to benefits under the Plan and their respective heirs and legal representatives, on the Employers and their successor and assigns, and on the Trustee and the Committee and their respective successors.
     12.13. Qualified Domestic Relations Orders. Notwithstanding any provision in the Plan to the contrary, the Committee shall adopt rules and procedures under the Plan to comply with the terms of any applicable “qualified domestic relations order” (as defined by Code Section 414(p) and ERISA Section 206(d)(3)) (a “QDRO”). The Accounts of any Participant subject to a QDRO shall be adjusted to reflect any benefit assignment(s) or payment(s) made pursuant to such QDRO. If a QDRO so provides, payment of benefits assigned to an alternate payee may be made in a lump sum as soon as practicable after the date the Committee determines that the domestic relations order satisfies the QDRO requirements, even if the Participant is not then eligible for a distribution and has not then attained earliest retirement age (as defined by Code Section 414(p) and ERISA Section 206(d)(3)).
ARTICLE XIII.
ADOPTION, AMENDMENT OR TERMINATION
     13.1. Adoption. A Related Business authorized by Nuveen to adopt the Plan may do so by appropriate action which:
(a)	Directs that the Related Business becomes a party to the Trust Agreement;

(b)	Specifies the date upon which the Plan becomes effective with respect to the Employees of the Related Business; and

(c)	Prescribes the period, if any, during which an Employee’s employment with the Related Business prior to the adoption of the Plan by the Related Business shall be deemed Service for purposes of the Plan.

     13.2. Amendment. While Nuveen expects to continue the Plan, it must necessarily and does reserve the right to amend, modify or terminate the Plan at any time, as provided for in Section 10.1, and the right to amend the Plan at any time by action of the Committee, as permitted under Section 10.3(m), except as follows:
(a)	The duties and liabilities of the Trustee and the Committee under the Plan cannot be changed substantially without their consent.

(b)	No amendment shall serve to divest any Participant or his or her Beneficiaries of any portion of his or her Account or Accounts which has become vested in him, her, or them, or revert to an Employer any interest in the assets of the Trust Fund or any part thereof.

(c)	No amendment shall serve to eliminate an optional form of payment as to any Account or Accounts that has become vested in any Participant prior to adoption of such amendment, except for the elimination of an optional form of payment as permitted by the Code and regulations promulgated thereunder.
     13.3. Termination. The Plan will terminate with respect to an Employer on the first to occur of the following:
(a)	As to Participants employed by an Employer, the date the Plan is terminated by the Employer if 30 days’ advance written notice of the termination is given to the Committee and the Trustee;

(b)	The date that the Employer is judicially declared bankrupt or insolvent;

(c)	The date that the Employer advises the Committee in writing that it will no longer make any contributions under the Plan, except that in such event the Committee may elect to have the Trust continue in effect for the benefit of the Participants employed by the Employer, in which event all powers vested in the Employer under the Trust Agreement with respect to such Participants and their Beneficiaries shall vest in the Committee; or

(d)	The dissolution, merger, consolidation or reorganization of the Employer, or the sale by the Employer of all or substantially all of its assets, except that in any such event arrangements may be made whereby the Plan will be continued by any successor to the Employer or any purchaser of all or substantially all of the Employer’s assets, in which case the successor or purchaser will be substituted for the Employer under the Plan.
     13.4. Vesting and Distribution on Termination. If the Plan is terminated or partially terminated as of any date other than December 3l, all adjustments required as of any December 3l shall be made as of the date of termination. On termination or partial termination of the Plan, each affected Participant’s or Beneficiary’s Account balance or balances (after all adjustments then required) shall be fully vested and nonforfeitable and distributed to him or her by one or more of the methods specified in Section 9.1 of the Plan, as the Committee determines.
     13.5. Notice of Termination. Participants and their Beneficiaries will be notified of a termination of the Plan within a reasonable time.
     13.6. Merger or Consolidation of Plan. In the event of a merger or consolidation with, or transfer of Plan assets or liabilities to, any other plan, each Participant in the Plan will be entitled to receive (if the Plan then terminated) a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately prior to the merger, consolidation or transfer (if the Plan had then terminated).
     13.7. Employees of Acquired Businesses.
(a)	Applicability. From time to time, as a result of mergers, acquisitions or other corporate transactions, persons will become Employees, as defined in Section 2.13 of the Plan, because the entities that employ them become Employers, as defined in Section 2.14 of the Plan, as a result of such transactions. In general, the provisions of the Plan shall be applied to each such Employee as if he or she first became an Employee on the first date that the entity that employs him or her meets the definition of Employer. However, the Committee may, pursuant to this Section 13.7, provide special rules for the application of the provisions of the Plan to certain persons or groups who become Employees as a result of mergers, acquisitions or other corporate transactions.

(b)	Schedules. With respect to any group of Employees who become Employees as a result of a merger, acquisition or other corporate transaction, the Committee may adopt a Schedule that sets forth any special rules with respect to Compensation, eligibility to become a Participant, years of Service, Accounts or other items which shall be applied to such Employees. Each such Schedule is to be interpreted as a part of the Plan and, to the extent there is any conflict between a Schedule and another provision of the Plan, the Schedule shall control. No Schedule shall, however, be given effect to the extent that it would result in discrimination in contributions or benefits under the Plan in favor of any Highly Compensated Employee in a manner that is impermissible under the Code.
ARTICLE XIV.
NOTICE
     When herein provided for, notice to be given to an Employer shall be delivered to the President, Executive Vice President, or Secretary of Nuveen personally at the Nuveen office in Chicago, Illinois, or shall be sent by registered mail addressed to the President of Nuveen. Notice when herein provided to be given to an Employee or Beneficiary shall be given either by delivering such notice personally to the Employee or Beneficiary or by sending a notice by registered mail addressed to him or her at his or her address shown on the records of his or her Employer. Notice given to the heirs, devisees, executors, administrators and personal representatives of an Employee or Beneficiary shall be given by addressing a notice to the representatives of the Employee or Beneficiary and mailing the same by registered mail to his or her address shown on the records of his or her Employer. Any such notice given pursuant hereto shall be binding upon the Employer, the Committee, the Trustee, and the Employee or Beneficiary and his or her heirs, devisees, and personal representatives.
ARTICLE XV.
TOP-HEAVY PROVISIONS
     15.1. Requirements in Plan Years in which Plan is Top-Heavy. The Committee shall determine annually whether the Plan is Top-Heavy as of the Determination Date for any Plan Year. Notwithstanding anything herein to the contrary, if the Plan is Top-Heavy as determined pursuant to Code Section 4l6 for a Plan Year, then the Plan shall meet the following requirements for any such Plan Year:
(a)	Minimum Vesting Requirements. If the vesting schedule in this Section 15.1(a) is more favorable than the vesting schedule in Section 8.1, then a Participant’s vested interest in his or her Account shall be determined in accordance with the following schedule and not in accordance with Section 8.l:

Years of Service	Vested Percentage
fewer than 2 years	0%
2 years but fewer than 3	20%
3 years but fewer than 4	40%
4 years but fewer than 5	60%
5 years but fewer than 6	80%
6 years or more	l00%
In the event that the Top-Heavy Plan ceases thereafter to be Top-Heavy, each Participant’s vested interest shall again be determined under Section 8.1, provided that a Participant’s vested interest shall not be reduced thereby. To the extent required by Code Section 411(a)(l0) or the Final Regulations of the Department of the Treasury under Code Section 416, if the determination of a Participant’s vested interest is changed from the use of Section 8.1 to the use of Section 15.1, or vice versa, each Participant with at least two years of Service may elect to continue to have his or her vested interest computed under the formerly-applied vesting schedule. Such a Participant shall make the foregoing election no later than the last to occur of the following:
(i)	The date which is 60 days after the date on which the change in vesting schedules is adopted;

(ii)	The date which is 60 days after the date on which the change in vesting schedules is effective; or

(iii)	The date which is 60 days after the date on which the Participant receives written notice of the change in vesting schedules.
(b)	Minimum Contribution Requirements. It is intended that the Employer will meet the minimum contribution requirements of Code Section 416(c) by providing a minimum contribution (including Remainders allocable under Section 7.2) for such Plan Year for each Participant who is a Non-Key Employee, in accordance with whichever of the following paragraphs is applicable:
(i)	If the Employer does not maintain a tax-qualified defined benefit pension plan, or if the Employer maintains such a pension plan in which no Participant can participate, the minimum contribution per Participant shall be 3% of the Participant’s 415 Compensation for that Plan Year;

(ii)	If the Employer maintains a tax-qualified defined benefit pension plan in which one or more Participants may participate, and that pension plan is not Top-Heavy, the minimum contribution per Participant shall be 3% of a Participant’s 415 Compensation for that Plan Year; and

(iii)	If the Employer maintains a tax-qualified defined benefit pension plan in which one or more Participants may participate, and that pension plan is Top-Heavy, the minimum contribution per Participant shall be 5% of the Participant’s 415 Compensation for that Plan Year.
The minimum contribution under this subsection shall be allocated to Participants’ Accounts as provided in Section 4.3. Notwithstanding anything in this subsection to the contrary, the applicable minimum contribution required under this subsection shall in no event exceed, in terms of a percentage of compensation, the contribution made for the Key Employee for whom such percentage is highest for the Plan Year after taking into account contributions or benefits under other tax-qualified plans in the Plan’s Required Aggregation Group as provided pursuant to Code Section 416(c)(2)(B)(ii). Furthermore, no minimum contribution will be required under this subsection (or the minimum contribution shall be reduced, as the case may be) for a Participant for any Plan Year if the Employer maintains another tax-qualified defined benefit or defined contribution plan under which a minimum benefit or contribution is being accrued or made for such Plan Year in whole or in part for the Participant in accordance with the foregoing paragraphs (ii) and (iii).

Executed this 28th day of December, 2006.

ATTEST:	NUVEEN INVESTMENTS, LLC

/s/ Stuart J. Cohen	By	/s/ Larry W. Martin

Assistant Secretary		Larry W. Martin
Vice President